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                                                                                                  Exhibit 12.2

                                         Hospitality Properties Trust
            Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Distributions
                                     (in thousands, except ratio amounts)




                                            Six Months Ended
                                                June 30,                     Year Ended December 31,
                                        -----------------------       --------------------------------------
                                          2001           2000           2000           1999           1998
                                          ----           ----           ----           ----           ----


Net income                              $ 61,516       $ 59,839       $126,271       $111,929       $ 87,982
Fixed charges                             20,706         17,809         37,682         37,352         21,751
                                        --------       --------       --------       --------       --------
Adjusted earnings                       $ 82,222       $ 77,648       $163,953       $149,281       $109,733
                                        ========       ========       ========       ========       ========


Fixed Charges and Preferred
Distributions:
     Interest on indebtedness and
     amortization of deferred
     finance costs                      $ 20,706       $ 17,809       $ 37,682       $ 37,352       $ 21,751
     Preferred distributions               3,563          3,563          7,125          5,106             --
                                        --------       --------       --------       --------       --------

Combined Fixed Charges and
Preferred Distributions                 $ 24,269       $ 21,372       $ 44,807       $ 42,458       $ 21,751
                                        ========       ========       ========       ========       ========

Ratio of Earnings to Combined
Fixed Charges and Preferred
Distributions                              3.39x          3.63x          3.66x          3.52x          5.04x
                                        ========       ========       ========       ========       ========

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